EXHIBIT 23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ruddick Corporation:

We consent to the incorporation by reference in the registration statements No. 33-26302, No. 33-56567, No. 333-19085, No. 333-22659, No. 333-53671, No. 333-62768, No. 333-98265, and No. 333-105665 on Form S-8 of Ruddick Corporation and subsidiaries of our report dated November 2, 2004, with respect to the consolidated balance sheets of Ruddick Corporation and subsidiaries as of October 3, 2004 and September 28, 2003, and related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 3, 2004, and the related financial statement schedule — valuation and qualifying accounts and reserves, which report appears in the October 3, 2004, annual report on Form 10-K of Ruddick Corporation.

/s/ KPMG LLP

Charlotte, North Carolina
November 30, 2004